Exhibit 10.1.5

1935 Avenida del Oro • Tel. (760) 806-8922
Oceanside, CA 92056 • Fax. (760) 806-8933
www.scracare.com
Sept 29, 2006
Bill Smutny
260 Country Ridge Rd
Laurel Park, NC 28739
503-819-2777
Dear Bill,
SeraCare Life Sciences, Inc. is very pleased to offer you the full-time, exempt position titled Vice President, Sales & Marketing starting as soon as possible and contingent upon several items identified below. Your direct supervisor will be Susan L.N. Vogt, CEO. You will work out of our West Bridgewater location but may be required to travel as business needs dictate.
Compensation for this position will be:

Base wage	$3,557.69/week which annualizes to $185,000

Options	70,000 options, pending Board of Director approval. These options, once approved, will have a 3-yr vesting schedule and the price will be determined by the date of BOD approval. If the current situation prevents the Company from awarding these options, we will put in place an incentive program that will shadow the objectives of the option award.

Potential Bonus	FY’07 — target incentive bonus of 30% of base annualized wage based on goals for FY’07 that will be jointly established within 45 days of DOH, with 50% target bonus guaranteed for FY’07 contingent upon continuous employment through FY’07.
In addition to your base wage, you will immediately be eligible for the following benefits:
•	Group Travel Accident Insurance

•	Access to the SeraCare Employee Assistance Program

•	Referral Bonus Program

•	Approximately 10 Paid Holidays/Year
The first of the month following your date of hire you will be eligible for the following benefits:
•	Major Medical and Prescription Drug Plan through CIGNA, with two plan choices of either Open Access Plus (in and out of network providers) or HMO Open Access (network providers only)

•	Dental Plan through Delta Dental

•	Pre-Tax Plan For Employee Health Insurance Contributions

•	Life and AD&D Insurance

•	Long Term Disability Insurance

•	“Paid Time Off” for Vacation/Sick/Personal Leave — “Paid Time Off” for Vacation/Sick/Personal Leave — Paid time off (PTO) may be used for approved vacation, sick or personal time. Your accrual rate has been accelerated and will begin with 6.45 hours per pay period, or 21 days/year. Following an employee’s 6th anniversary, the accrual rate will increase to 7.08 hours per pay period, or 23 days/year. Following an employee’s 10th anniversary, the accrual rate will increase to 7.69 hours per pay period, or 25 days/year. Following an employee’s 15th anniversary, the accrual rate will increase to 8.62 hours per pay period, or 28 days/year.
After 90 days of continuous employment, you will receive the following benefits:
•	Access to the SeraCare Life Sciences 401(k) Profit Sharing Plan, which has a Company match program based on the profitability of the Company, awarded at the discretion of the Board of Directors.

1935 Avenida del Oro • Tel. (760) 806-8922
Oceanside, CA 92056 • Fax. (760) 806-8933
www.seracare.com
     Page 2 —Bill Smutny Vice President, Sales & Marketing
After six months of continuous employment, you will be eligible for the following benefits:
•	Flexible Spending Account(s) for Dependent Care and/or Medical Expenses
In addition, after one year of continuous employment, you will be eligible for the following additional benefit:
•	Short Term Disability Insurance
From time to time, employment policies and benefit plans may be amended and changed in accordance with normal business practices.
Please note that the offer we are presenting you is contingent upon several items: (1) satisfactory verification of your eligibility to work in the United States; (2) your confirmation that you are not subject to any confidentiality or non-competition agreements or any other similar type of restriction that would affect your ability to devote your full-time attention to work for SeraCare Life Sciences. Inc. and finally, (3) as with all employees of SeraCare Life Sciences, Inc., you will be asked to sign an Employee Confidentiality Agreement which is enclosed. In order to expedite the first item, a copy of the Immigration and Naturalization Form 1-9, required of all employees, is enclosed for your review. Please review the list of documentation options and bring original documents with you on your first day of employment.
As an employee of SeraCare Life Sciences, Inc., you will be an “at-will” employee. This means that you will not be obligated to continue to remain employed by the Company for any specified period of time, and likewise, the Company will not be obligated to continue your employment for any specific period and as such, either you or SeraCare Life Sciences, Inc may terminate your employment at any time, with or without notice and with or without cause.
As previously mentioned, for all new employees there is a 90-day Introductory Period. This is a particularly important period to understand the expectations and requirements of this position, as well as your ability to meet them. During this period your supervisor will provide regular feedback to assist both you and the Company in evaluating your performance. You will receive a 90-day Performance Evaluation and if successful you will enter the regular cycle of SeraCare’s Performance Management Program (PMP). Following this introductory period, you will be considered a regular full-time employee. As a member of senior management, you will receive performance feedback after the conclusion of the fiscal year based on the results of that fiscal year. Salary reviews for management are based on many factors including performance, departmental status, financial status of the company, market analysis, etc. and are not guaranteed although historically, they occur once/year across the Company. You will receive more details on this program, but in the meantime, please feel free to contact me with any questions you may have in this regard.
We are looking forward to you joining the SeraCare management team, and look forward to you making a valuable contribution to the Company. Thank you for verbally accepting this position. You will need to sign and return this letter to me indicating your formal acceptance of the position as offered as soon as possible.
Should you have any questions, please do not hesitate to call me at (888) 256-1180. x 196. I look forward to hearing from you.
Employee Acceptance:

Sincerely,

/s/ Kathi Benjamin	Signature:	/s/ William Sumutny	Date: 10/2/06
Kathi Benjamin, VP, Human Resources
Cc:	Susan L.N. Vogt, CEO